Exhibit 99.1

 Navigant Consulting Announces Preliminary Fourth Quarter 2003 Results

   CHICAGO--(BUSINESS WIRE)--Jan. 7, 2004--Navigant Consulting, Inc. (NYSE:NCI), prior to the Company's presentation at the Sidoti & Company Institutional Investor Forum in West Palm Beach, Fla. on January 8, 2004, today announced that it expects fourth quarter results to be at or above the high end of previously provided guidance, which excluded the impact of variable accounting expense. During its October 21, 2003 investor call, guidance for fourth quarter revenues was projected to be $72 to $75 million, EBITDA was estimated to be between $9.5 and $10.5 million, net income was projected to be $4.5 to $5.0 million, and earnings were estimated to be $0.09 to $0.10 per share. The above-mentioned financial expectations (other than revenues) exclude variable accounting expenses for the fourth quarter, which aggregated approximately $2.0 million pre-tax, or approximately 2 1/2 cents earnings per share after taxes.
   "The Company completed 2003 with solid momentum and continues to be favorably impacted by the positive demand drivers inherent in the industries we serve," stated William M. Goodyear, Chairman and Chief Executive Officer of Navigant Consulting. Full year 2004 guidance and final fourth quarter 2003 results are expected to be provided during the Company's regularly scheduled February 12, 2004 investor call.

   About Navigant Consulting

   Navigant Consulting, Inc. (NYSE:NCI) is a specialized independent consulting firm providing litigation, financial, restructuring, energy and operational consulting services to government agencies, legal counsel and large companies facing the challenges of uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change and on the issues driving these transformations. "Navigant" is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI's use of "Navigant" is made under license from Navigant International, Inc. More information about Navigant Consulting can be found at www.navigantconsulting.com.

   Except as set forth below, statements included in this press release, which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to: acquisitions and acquisitions under consideration, follow-on offerings, revenues and financial estimates, significant client assignments, recruiting, attrition and new business solicitation efforts, judicial proceedings, regulatory changes and general economic conditions.

    CONTACT: Navigant Consulting, Inc.
             Ben W. Perks, 312-573-5630